PROSPECTUS SUPPLEMENT (To Prospectus dated December 20, 2002)	Filed pursuant to Rule 424(b)(2) File No. 333-101027

10,000,000 Shares

COMMON STOCK

Olin Corporation is selling 10,000,000 shares of its common stock.

Our common stock is listed on the New York Stock Exchange, Chicago Stock Exchange and Pacific Exchange under the symbol “OLN.” On February 3, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $19.06 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

PRICE $18 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Olin
Per Share	$18.000	$.195	$17.805
Total	$180,000,000	$1,950,000	$178,050,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to purchasers on February 6, 2004.

MORGAN STANLEY

February 3, 2004

IMPORTANT NOTICE ABOUT INFORMATION IN THIS

PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of shares of our common stock in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date later than February 3, 2004.

The names of our principal products used in this prospectus, including Winchester®, are our registered trademarks. Names of companies and associations used in this prospectus are trademarks or trade names of those respective organizations.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated herein by reference, includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this prospectus, including the information incorporated herein by reference, that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “will,” “estimate” and variations of such words and similar expressions to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. These forward-looking statements speak only as of the date of this prospectus supplement. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this prospectus, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	extraordinary events, such as additional terrorist attacks or war with one or more countries;

•	continued or additional economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	unforeseen effects of competition, including the migration by United States customers to low-cost foreign locations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes or the impact of changes in laws and regulations;

•	higher-than-expected raw material and utility or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

•	unexpected additional taxes and related interest as the result of pending income tax audits; and

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference in, this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus supplement and the accompanying prospectus, including our financial statements and the other documents incorporated by reference in this prospectus. Unless the context otherwise indicates, references in this prospectus to “we,” “us” and “our” refer to Olin Corporation and its direct and indirect subsidiaries.

OLIN CORPORATION

We are a Virginia corporation, incorporated in 1892, currently having our principal executive offices in Norwalk, Connecticut. We are a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester®.

Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, metal packages and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

Our principal executive offices are located at 501 Merritt 7, Norwalk, Connecticut 06856-4500. Our telephone number, at that location, is (203) 750-3000.

Recent Developments

In January 2004, we announced that the Board of Directors approved plans to move the corporate headquarters to our largest manufacturing facility in East Alton, Illinois. The decision to relocate was driven by the organizational, strategic and economic advantages to locating Olin’s corporate headquarters in East Alton. We expect the East Alton relocation to be completed by the end of the year. Currently, 82 people are employed on the corporate staff, including 66 in Norwalk. When completed, the efficiencies of being co-located with the Brass and Winchester businesses will result in corporate personnel being reduced by more than forty percent, with total projected savings of approximately $6 million per year. As a result of the relocation, we expect to incur one-time costs of approximately $12 million. We will separately identify these costs when they are recorded.

In connection with the relocation, six officers chose not to move and will be leaving the company under a separation program when an orderly transition is effected. Anthony W. Ruggiero, Executive Vice President and Chief Financial Officer, will remain with the company through the first quarter of 2005 to ensure an orderly transition. He has elected to retire at that time. He remains on the Board of Directors. John E. Fischer, formerly Chief Financial Officer of Primex Technologies, has rejoined Olin as Vice President, Finance. Mr. Fischer will assist Mr. Ruggiero in the transition to East Alton.

Thomas M. Gura, Executive Vice President, Metals Group will assume international responsibility for all Olin businesses and complete the integration of the Chase acquisition and Peter C. Kosche, Senior Vice President, Corporate Affairs will manage key legacy issues during the transition including environmental remediation and pension structure matters, will transition his Human Resources responsibilities and will manage the phase out of our Norwalk facilities. Both Messrs. Gura and Kosche have elected to retire at the end of 2004.

Janet M. Pierpont, Vice President and Treasurer and George B. Erensen, Vice President and General Tax Counsel will manage the transition of their functions and have elected to retire by the end of 2004. Mary E. Gallagher, Vice President and Controller will transition the Corporate Accounting function to East Alton and then has elected to leave Olin and seek other opportunities.

Risk Factors

Investing in our common stock involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-6 of this prospectus supplement as well as all other information included in this prospectus, including the documents incorporated by reference in this prospectus.

THE OFFERING

Common stock offered by us	10,000,000 shares
Common stock to be outstanding after this offering	69,101,421 shares
Use of proceeds	The net proceeds from this offering will be used to make a voluntary contribution of approximately $125 million to our pension plan with the balance available for general corporate purposes.
New York Stock Exchange, Chicago Stock Exchange and Pacific Exchange symbol	OLN

The number of shares of our common stock to be outstanding after this offering is based on 59,101,421 shares outstanding as of January 31, 2004, and excludes:

•	7,029,270 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $19.72 per share; and

•	9,612,819 shares of common stock reserved for issuance under stock option and long-term incentive plans.

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

RISK FACTORS

You should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus before investing in our common stock. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Sensitivity to Global Economic Conditions and Cyclicality—Our operating results could be negatively affected during economic downturns.

The business of most of our customers, particularly our automotive, coinage, electrical connectors, telecommunications and housing customers, are, to varying degrees, cyclical and have historically experienced periodic downturns. These economic and industry downturns have been characterized by diminished product demand, excess manufacturing capacity and, in some cases, lower average selling prices. Therefore, any significant downturn in our customers’ businesses or in global economic conditions could result in a reduction in demand for our products and could adversely affect our results of operations or financial condition. As a result of the depressed economic conditions beginning in the fourth quarter of 2000 and continuing through the first half of 2002, our vinyls, urethanes and pulp and paper customers had lower demand for our chlor alkali products. Our coinage, electronic, and telecommunications customers had lower demand for our Metals products beginning in the fourth quarter of 2000 and continuing through 2003. Lower demand in our Metals segment adversely affected our business and results of operations in 2001, 2002 and 2003, compared to 2000, and lower demand in our Chlor Alkali Products segment adversely affected our business and results of operations in 2001 and 2002, compared to 2000. The rod industry has been negatively affected by continued reductions in capital spending in the industrial machinery segment and reduced demand for building and household products as a result of declines in commercial construction.

Although we do not generally sell a large percentage of our products directly to customers abroad, a large part of our financial performance is dependent upon a healthy economy beyond the United States. Our customers sell their products abroad. As a result, our business is affected by general economic conditions and other factors in Western Europe and most of East Asia, particularly China and Japan, including fluctuations in interest rates, customer demand, labor costs and other factors beyond our control. The demand for our customers’ products, and therefore, our products, is directly affected by such fluctuations. Our joint venture, Yamaha-Olin Metal Corporation, located in Japan, is particularly susceptible to these fluctuations. We cannot assure you that events having an adverse effect on the industries in which we operate will not occur or continue, such as a further downturn in the Western European, Asian or world economies, increases in interest rates, unfavorable currency fluctuations or a prolonged slowdown in the coinage, electronic or telecommunications industries.

The terrorist attacks of September 11th created many economic and political uncertainties and have had a negative impact on the global economy. The long-term effects of these attacks on our future operating results and financial condition are unknown. The national and international responses to terrorist attacks and the potential for additional terrorist attacks or similar events could have further material adverse effects on the economy in general, on our industry and on our operations. For example, war with one or more countries could have numerous consequences for us and our customers, one of which may be sustained high energy prices.

Cyclical Pricing Pressure—Our profitability could be reduced by declines in average selling prices of our products, particularly declines in the electrochemical unit, which we refer to as an ECU, netback (gross price less freight and discounts).

Our historical operating results reflect the cyclical and sometimes volatile nature of the chemical, metals and ammunition industries. We experience cycles of fluctuating supply and demand in each of our business segments, particularly in Chlor Alkali Products, which results in changes in selling prices. Periods of high demand, tight supply and increasing operating margins tend to result in increased capacity and production until supply exceeds demand, generally followed by periods of oversupply and declining prices. The industry build cycle, and its impact on industry pricing, has been most pronounced in our Chlor Alkali Products segment. For example, in 1995 and 1996, the chlor alkali industry was very profitable due to a tight supply/demand balance, which resulted in both higher operating rates and higher ECU prices. Higher profits led to reinvestment to expand capacity. This new capacity became operational in 1998 and 1999, resulting in industry over-capacity. This imbalance was exacerbated by falling demand as a result of the Asian financial crisis. The supply/demand imbalance resulted in both lower operating rates and lower ECU prices, and in 1999, many chlor alkali producers had operating losses. The supply/demand balance improved due to improved economic conditions in 2000 compared to 1999, and ECU prices increased in 2000 compared to 1999. As the U.S. and world economies deteriorated in 2001 and through the first half of 2002, the chlor alkali industry again experienced a period of oversupply because of lower industry demand for both chlorine and caustic. Another factor impacting demand for chlorine and caustic soda is the price of natural gas. Higher natural gas prices, which recently have exceeded $5 per million British thermal units, increase our customers’ manufacturing costs, make them less competitive in world markets and, therefore, may result in reduced demand for our products.

Price in the chlor alkali industry is a major supplier selection criterion. We have little or no ability to influence prices in this large commodity market. Decreases in the average selling prices of our products could have a material adverse effect on our profitability. For example, assuming all other costs remain constant, a $10 change in our ECU netback causes a corresponding $12 million increase or decrease in our annual revenues and pre-tax profits, when we are operating at full capacity. While we strive to maintain or increase our profitability by reducing costs through improving production efficiency, emphasizing higher margin products, and by controlling selling and administration expenses, we cannot assure you that these efforts will be sufficient to offset fully the effect of changes in pricing on operating results.

Because of the cyclical nature of our businesses, we cannot assure you that pricing or profitability in the future will be comparable to any particular historical period, including the most recent period shown in our operating results. We cannot assure you that the chlor alkali industry will not experience adverse trends in the future, or that our operating results and/or financial condition will not be adversely affected by them.

Our Metals and Winchester segments are also subject to changes in operating results as a result of cyclical pricing pressures, but to a lesser extent than the Chlor Alkali Products segment. We generally pass changes in prices for copper and other metals along to our customers as part of the negotiated price of the finished product in most of our Metals segment product lines. However, our Metals segment experiences manufacturing or pricing pressure with respect to its conversion charges, and we cannot assure you that adverse trends in pricing and margins will not affect operating results in the future. Similarly, selling prices of ammunition are affected by changes in raw material costs and customer demand, and declines in average selling prices of our Winchester segment could adversely affect our profitability.

Indebtedness—Our indebtedness could adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our obligations under our indebtedness.

As of December 31, 2003, we had approximately $328 million of indebtedness outstanding, excluding our guarantee of $85 million of indebtedness of our Sunbelt joint venture. This does not include our $140 million senior credit facility on which we had $107 million available on that date. As of December 31, 2003, our indebtedness represented 65% of our total capitalization.

Our indebtedness could adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our obligations under our indebtedness. Despite our level of indebtedness, our senior credit facility and our existing indentures permit us to borrow additional money. If we borrow more money, the risks related to our indebtedness could be increased significantly.

Debt Service—We may not be able to generate sufficient cash to service our debt, which may require us to refinance our indebtedness or default on our scheduled debt payments.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. We cannot assure you that our business will generate sufficient cash flow from operations. If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus supplement.

After taking into consideration our interest-rate swaps which convert our fixed rate debt to a variable rate, at December 31, 2003, approximately 43% of our indebtedness bears interest at variable rates that are linked to short-term interest rates. If interest rates rise, our costs relative to those obligations would also rise.

Imbalance in Demand for Our Chlor Alkali Products—A loss of a substantial customer for our chlorine or caustic soda could cause an imbalance in demand for these products, which could have an adverse affect on our results of operations.

Chlorine and caustic soda are produced simultaneously, and in a fixed ratio of 1.0 ton of chlorine to 1.1 tons of caustic soda. The loss of a substantial chlorine or caustic soda customer could cause an imbalance in demand for our chlorine and caustic soda products. An imbalance in demand may require us to reduce production of both chlorine and caustic soda or take other steps to correct the imbalance. Since we cannot store chlorine, we may not be able to respond to an imbalance in demand for these products as quickly or efficiently as some of our competitors. If a substantial imbalance occurred, we would need to reduce prices or take other actions that could have a negative impact on our results of operations and financial condition.

Competition—We face competition from other chemical, metals and ammunition companies, including the unforeseen migration by United States customers to low-cost foreign locations, which could adversely affect our revenues and financial condition.

We are in active competition with companies producing the same or similar products, as well as, in some instances, with companies producing different products designed for the same uses. With respect to certain product groups, such as ammunition, copper alloys and brass rod, and with respect to certain chlor alkali products, we are among the largest manufacturers or distributors in the United States. We encounter competition in price, delivery, service, securing and maintaining customers, performance, technology, product innovation, and product recognition and quality, depending on the product involved. Our customers could decide to move some or all of their production to lower cost, offshore locations and this could reduce demand in the United States for our products. With respect to certain products, some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, these competitors may be better able to withstand a change in conditions within the industries in which we operate and throughout the economy as a whole. If we do not compete successfully, our business, financial condition and results of operations could be adversely affected.

Environmental Costs—We have ongoing environmental costs, which could have a material adverse effect on our results of operations and financial condition.

The nature of our operations and products, including the raw materials we handle, exposes us to the risk of liabilities or claims with respect to environmental matters. We have incurred, and will continue to incur, significant costs and capital expenditures in complying with environmental laws and regulations.

The ultimate costs and timing of environmental liabilities are difficult to predict. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party could be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. We could incur significant costs, including cleanup costs, natural resources damages, civil or criminal fines and sanctions and third-party lawsuits claiming, for example, personal injury and/or property damage, as a result of past or future violations of, or liabilities under, environmental or other laws. In addition, future events, such as changes to or more rigorous enforcement of environmental laws, could require us to make additional expenditures, modify or curtail our operations and/or install pollution control equipment. Accordingly, it is possible that some of the matters in which we are involved or may become involved may be resolved unfavorably to us, which could have a material adverse effect on our operating results and financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters” in our annual report on Form 10-K for the year ended December 31, 2002 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2003, both of which are incorporated by reference in this prospectus supplement.

Cost Control—Our profitability could be reduced if we experience higher-than-expected raw material, utility, transportation or logistics costs, or if we fail to achieve our targeted cost reductions.

Our operating results and profitability are dependent upon our continued ability to control, and in some cases further reduce, our costs. If we are unable to do so, or if costs outside of our control, particularly our costs of raw materials, utilities, transportation and similar costs, increase beyond anticipated levels, our profitability will decline.

Production Hazards—Our facilities are subject to operating hazards, which may disrupt our business.

We are dependent upon the continued safe operation of our production facilities. Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products and ammunition, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unexpected utility disruptions or outages, unscheduled downtime and environmental hazards. From time to time in the past, we have had incidents that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. Some of our products involve the manufacture and/or handling of a variety of explosive and flammable materials. Use of these products by our customers could also result in liability if an explosion, fire, spill or other accident were to occur. We cannot assure you that we will not experience these types of incidents in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations.

Labor Matters—We cannot assure you that we can conclude future labor contracts or any other labor agreements without work stoppages.

Various labor unions represent a majority of our hourly-paid employees for collective bargaining purposes. Although some labor contracts extend for as long as six years, others are for shorter periods. A labor contract for approximately 210 employees at the Chlor Alkali Products facility in McIntosh, Alabama expires in April 2004 and a labor contract for approximately 235 employees at the Metals facility in Montpelier, Ohio expires in June 2004. While we believe our relations with our employees and their various representatives are generally satisfactory, we cannot assure you that we can conclude future labor contracts or any other labor agreements without work stoppages.

Tax Audits—We are currently subject to ongoing tax audits, which may result in additional tax payments.

We are currently subject to ongoing audits by the Internal Revenue Service in connection with our Federal tax returns for the years from 1992 to 2000; however, we have closed all tax years through 1991. Depending on the outcome of these audits, we may be required to pay additional taxes, and any additional taxes and related interest could be substantial. We have reserved amounts which we believe will be sufficient for any adverse outcome, but the actual amount of any such additional taxes and the timing of any such payments is uncertain.

Pension Plans—Declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan may result in higher pension costs and the need to fund the pension plan in future years.

Under Statement of Financial Accounting Standards (“SFAS”) No. 87, we recorded a $220 million after-tax charge ($360 million pretax) to Shareholders’ Equity as of December 31, 2002, reflecting an accumulated benefit obligation in excess of the year-end market value of assets of our pension plan. In 2003, the decline in interest rates more than offset a significant rebound in the value of the plan’s assets, which necessitated the recording of a small, additional after-tax charge of $19.5 million ($32 million pretax). This is a non-cash charge and does not affect our ability to borrow under our revolving credit agreement. Based on our assumptions and estimates, we continue to believe that we may be required to make contributions to the pension fund, but only minimal contributions will be required until 2006. For the full year 2004, we estimate that our non-cash pension expense will increase in the $20 million pretax range ($5 million per quarter) over 2003, and may continue to increase by about $10 million per year over the next few years. These estimates are based on historical plan experience and assumptions regarding the future. These estimates do not take into account the $125 million voluntary contribution to the pension plan which we expect will have a beneficial impact on both pension expense and funding.

Security and Chemicals Transportation—New regulations on the transportation of hazardous chemicals and/or the security of chemical manufacturing facilities in response to the increased terrorist threat post September 11th could result in significantly higher operating costs.

The chemical industry, including the chlor alkali industry, has proactively responded to the issues surrounding the events of September 11, 2001 by starting new initiatives relating to the security of chemicals industry facilities and the transportation of hazardous chemicals in the United States. Simultaneously, government at the local, state and federal levels has begun the regulatory process which could lead to new regulations that would impact the security of chemical plant locations and the transportation of hazardous chemicals. Our Chlor Alkali business could be adversely impacted because of either an incident or the cost of complying with new regulations. The extent of the impact would depend on the consequences of an incident and the nature and direction of future regulations, which are unknown at this time.

Litigation and Claims—We are subject to litigation and other claims, which could cause us to incur significant expenses.

We are a defendant in a number of pending legal proceedings relating to our present and former operations. These include proceedings alleging injurious exposure of plaintiffs to various chemicals and other substances (including proceedings based on alleged exposures to asbestos, perchlorate and vinyl chloride). Frequently, such proceedings involve claims made by numerous plaintiffs against many defendants. We believe we have valid defenses to these proceedings and are defending them vigorously. However, litigation is subject to uncertainties and we are unable to predict the outcome of these proceedings and therefore the financial impact, if any, on our results of operations.

Changes in Laws and Regulations—We are subject to a variety of existing laws and regulations that affect our business.

We are unable to determine what effect, if any, the impact of changes in existing or new laws and regulations and the associated compliance costs may have on our operating results.

Substantial sales of our common stock could cause our stock price to decline.

If our existing shareholders sell a large number of shares of our common stock or the public market perceives that existing shareholders might sell shares of common stock, the market price of our common stock could decline significantly. All of the shares offered by this prospectus will be freely tradable without restriction or further registration under the Federal securities laws unless purchased by an “affiliate” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act. Although our directors and executive officers have signed lock-up agreements with the underwriter, the lock-up agreements are subject to certain exceptions. In addition, the outstanding shares subject to lock-up agreements between our directors and executive officers and the underwriter may be sold 90 days after the date of this offering.

Our stock price has been, and may continue to be, volatile, which could result in losses for investors purchasing shares in this offering. Investors may not be able to resell their shares at or above the public offering price.

The trading price of our common stock has been, and may continue to be, volatile. The stock market in general and the market for companies with significant sales to clients in cyclical industries, such as chemicals, have experienced volatility. Many factors contribute to this volatility, including, but not limited to:

•	variations in our results of operations;

•	perceptions about market conditions in the industries we serve; and

•	general market conditions.

This volatility may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market could experience extreme price and volume fluctuations unrelated to operating performance. Such volatility makes it difficult to ascribe a stable valuation to a shareholder’s holdings of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $177.8 million, after deducting the underwriting discount and estimated offering expenses payable by us. The net proceeds from this offering will be used to make a voluntary contribution of approximately $125 million to our pension plan with the balance available for general corporate purposes.

DIVIDEND POLICY

Since the second quarter of 1999, we have paid quarterly dividends of $0.20 per share. The payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial condition, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

General

The following is a general discussion of material U.S. federal tax considerations relating to the purchase, ownership and disposition of our common stock to holders who hold shares of our common stock as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal tax laws (such as certain financial institutions, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, or persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax considerations relating to the purchase, ownership and disposition of our common stock.

As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person. A U.S. person means a person that is for U.S. federal income tax purposes:

1.	an individual who is a citizen or resident of the United States;

2.	a corporation, entity taxable as a corporation, or partnership created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

3.	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

4.	a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

The term “non-U.S. holder” means a beneficial owner of our common stock that is not a U.S. person.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for a calendar year by reason of being present in the United States for at least 31 days in such calendar year and for an aggregate of at least 183 days during a three-year period ending with such current calendar year (counting for such purposes all of the days present in such current calendar year, one-third of the days present in the immediately preceding calendar year, and one-sixth of the days present in the second preceding calendar year).

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

U.S. Holders

Dividends

Any dividend on our common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be included in income by a U.S. holder of common stock when received. Any such dividend will be eligible for the dividends-received deduction, if received by a qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction.

Recently enacted legislation reduces to 15% the maximum U.S. federal income tax rate for certain dividends received by individuals through December 31, 2008, so long as certain holding period requirements are met. Unless continuing legislation is enacted, dividends received by individuals after December 31, 2008 will not benefit from this reduction in U.S. federal income tax rates and will thereafter be taxed as ordinary income subject to the U.S. holder’s applicable federal income tax rate.

Sale, Exchange or Other Disposition

Upon a sale, exchange or other disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the common stock. Recently enacted legislation also generally reduces to 15% the maximum U.S. federal income tax rate on capital gains recognized by individuals on the sale, exchange or other disposition of our common stock held for more than one year, through taxable years beginning on or before December 31, 2008. The deductibility of capital losses is subject to limitations. Unless continuing legislation is enacted, sales, exchanges or other dispositions of our common stock by individuals after December 31, 2008 will not benefit from this reduction in U.S. Federal income tax rates.

Information Reporting and Backup Withholding Tax

In general, payments made to a U.S. holder on or with respect to our common stock will be subject to information reporting. Certain U.S. holders may be subject to backup withholding tax (at a rate equal to 28% from 2003 through 2010 and 31% after 2010) on payments made on or with respect to our common stock if such U.S. holder fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Certain persons are exempt from backup withholding including, in certain circumstances, corporations and financial institutions. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, provided that the required procedures are followed.

Non-U.S. Holders

Dividends

We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-U.S. holder at a rate of 30%, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of such treaty provides to us or such agent proper Internal Revenue Service (“IRS”) documentation, or (ii) the dividends are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides to us or such agent proper IRS documentation. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-U.S. holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). In addition, where dividends are paid to a non-U.S. holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under an applicable income tax treaty. If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition

Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless (i) such non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or disposition or the period that such non-U.S. holder held our common stock (which we do not believe that we have been, are currently or are likely to be) and certain other conditions are met. If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange or other disposition of our common stock) exceed capital losses allocable to U.S. sources. If the second or third exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty, and a non-U.S. holder that is a corporation could also be subject to a branch profits tax on such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of his or her death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Current U.S. federal tax law provides for reductions in U.S. federal estate tax through 2009 and the elimination of such estate tax entirely in 2010. Under this law, such estate tax would be fully reinstated, as in effect prior to the reductions, in 2011, unless further legislation is enacted.

Information Reporting and Backup Withholding Tax

Information reporting may apply to payments made to a non-U.S. holder on or with respect to our common stock. Backup withholding tax (at a rate equal to 28% from 2003 through 2010 and 31% after 2010) may also apply to payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, provided that the required procedures are followed.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated as of the date of this prospectus supplement, Morgan Stanley & Co. Incorporated, as the underwriter, has agreed to purchase, and we have agreed to sell to the underwriter, 10,000,000 shares of our common stock.

The underwriter is offering our common stock subject to its acceptance of shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of specific legal matters by its counsel and to other conditions. The underwriter is obligated to purchase all of the shares of our common stock offered by this prospectus supplement if any such shares are purchased.

The underwriter initially proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the shares, the offering price and other selling terms may from time to time be varied by the underwriter.

We and our directors and executive officers have agreed that, without the prior written consent of the underwriter, and subject to the exceptions described below, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly (other than to us), any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another (other than to us), in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	in our case:

•	the sale of the shares of our common stock to the underwriter pursuant to the underwriting agreement;

•	the issuance by us of shares of our common stock:

•	upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement and disclosed in an SEC filing by us; or

•	pursuant to any employee or director benefit plan existing on the date of this prospectus supplement;

•	the granting by us of stock options, restricted stock or restricted stock units pursuant to any employee or director benefit plan existing on the date of this prospectus supplement; and

•	discussions that we may enter into in connection with the issuance of our common stock as consideration for the purchase of a business or assets, provided that we will not enter into, or announce our intention to enter into, any agreement to issue such common stock as consideration for any such purchase of a business or assets during the period ending 60 days after the date of this prospectus supplement, and will not consummate any such issuance during the period ending 90 days after the date of this prospectus supplement;

•	in the case of each director and executive officer:

•	the exercise (including the cashless exercise) of stock options granted by us that will expire during the period ending 90 days after the date of this prospectus supplement;

•	transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

•	dispositions of common stock by gift to members of the immediate family or to trusts established for the benefit of members of the immediate family of the director or executive officer, provided that any such person or trust agrees as a condition to receiving such gifts to be bound by the restrictions set forth in the preceding paragraph with respect to sales of such common stock during the 90-day period referred to above; and

•	in the case of the six participants in the voluntary separation program, transfers of our common stock held in our Contributing Employee Ownership Plan (the “CEOP”) to other investments options in the CEOP.

In addition, common stock held by our employee or director benefit plans is not subject to the restrictions contained in this paragraph.

Our common stock is listed on the New York Stock Exchange, Chicago Stock Exchange and Pacific Exchange under the symbol “OLN.”

In order to facilitate the offering of our common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of our common stock in the open market to stabilize the price of our common stock. The underwriter may also reclaim selling concessions allowed to a dealer for distributing our common stock in this offering, if the underwriter repurchases previously distributed common stock to cover its short positions or to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We and the underwriter have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act.

From time to time, the underwriter and its affiliates have provided, and may in the future provide, banking services to us.

We will pay the total expenses (other than underwriting discounts and commissions) of this offering, which are estimated to be approximately $200,000.

LEGAL MATTERS

The validity of the shares of our common stock we are offering will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia. Certain legal matters in connection with this offering will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, and George H. Pain, Esq., in his capacity as our General Counsel. As of January 31, 2004, Mr. Pain owned 977 shares of our common stock and vested options for 6,667 shares of our common stock. Certain legal matters will be passed upon for the underwriter by Davis Polk & Wardwell, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, incorporated by reference in this prospectus, have been incorporated by reference in this prospectus in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 6, 2003;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003 filed with the SEC on May 13, 2003, August 14, 2003 and November 12, 2003, respectively;

•	our definitive proxy statement on Schedule 14A, filed with the SEC on March 21, 2003;

•	our current report on Form 8-K, filed with the SEC on January 30, 2004;

•	the description of our Series A Participating Cumulative Preferred Stock contained in our registration statement on Form 8-A, filed with the SEC on February 21, 1996, and any amendments or reports filed for the purpose of updating that description; and

•	all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the securities that we may offer under this prospectus are sold.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than certain exhibits to such documents. Requests for such copies should be directed to Secretary, Olin Corporation, 501 Merritt 7, P.O. Box 4500, Norwalk, Connecticut 06856, telephone (203) 750-3000.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

Prospectus

Olin Corporation

$400,000,000

Debt Securities

Preferred Stock

Common Stock

Warrants

Olin Corporation intends to issue from time to time unsecured senior or subordinated debt securities, warrants to purchase debt securities, preferred stock, warrants to purchase preferred stock, common stock and warrants to purchase common stock, having an aggregate initial public offering price not to exceed $400,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies and on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol “OLN”. If we decide to seek a listing of any debt securities, warrants to purchase debt securities, preferred stock, warrants to purchase preferred stock and warrants to purchase common stock offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Our principal executive offices are located at 501 Merritt 7, Norwalk, CT 06856-4500. Our telephone number is (203) 750-3000.

Investing in our securities involves risks. See “ Risk Factors” on page 1 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 20, 2002.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any risks that may be set forth in the prospectus supplement relating to a specific security and the other information included or incorporated by reference in this prospectus and the applicable prospectus supplement. All of our forward-looking statements should be considered in light of these factors.

The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Sensitivity to Global Economic Conditions and Cyclicality—Our operating results could be negatively affected during economic downturns.

The business of most of our customers, particularly our automotive, coinage, electrical connectors, telecommunications and housing customers, are, to varying degrees, cyclical and have historically experienced periodic downturns. These economic and industry downturns have been characterized by diminished product demand, excess manufacturing capacity and, in some cases, lower average selling prices. Therefore, any significant downturn in our customers’ businesses or in global economic conditions could result in a reduction in demand for our products and could adversely affect our results of operations or financial condition.

As a result of the depressed economic conditions beginning in the fourth quarter of 2000 and continuing throughout 2001 and into 2002,

•	our vinyls, urethanes and pulp and paper customers have had lower demand for our Chlor Alkali products and

•	our coinage, electronic connectors and telecommunications customers have had lower demand for our Metals products.

Lower demand in all three of our business segments has adversely affected our business and results of operations in 2001 and 2002, compared to 2000. Specifically, the further slowdown in the coinage and telecommunications industries have adversely affected our results of operations in our Metals segment.

Although we don’t generally sell a large percentage of our products directly to customers abroad, a large part of our financial performance is dependent upon a healthy economy beyond the United States. Our customers sell their products abroad. As a result, our business is affected by general economic conditions and other factors in Western Europe and most of East Asia, particularly China and Japan, including fluctuations in interest rates, customer demand, labor costs and other factors beyond our control. The demand for our customers’ products, and therefore, our products, is directly affected by such fluctuations. Our joint venture, Yamaha-Olin Metal Corporation, located in Japan, is particularly susceptible to these fluctuations. We cannot assure you that events having an adverse effect on the industries in which we operate will not occur or continue, such as a further downturn in the Western European, Asian or world economies, increases in interest rates, unfavorable currency fluctuations or a prolonged slowdown in the coinage, electronic connectors or telecommunications industries.

The terrorist attacks of September 11, 2001 created many economic and political uncertainties and have had a negative impact on the global economy. The long-term effects of these attacks on our future operating results and financial condition are unknown. The national and international responses to terrorist attacks and the potential for additional terrorist attacks or similar events could have further material adverse effects on the economy in general, on our industry and on our operations. For example, war with one or more Middle Eastern countries, including a United States attack on Iraq which was the subject of a Congressional Resolution in the Fall of 2002, could have numerous consequences for us and our customers.

Cyclical Pricing Pressure—Our profitability could be reduced by declines in average selling prices in the industries in which we operate, particularly declines in the electrochemical unit, which we refer to as an ECU, netback (gross price less freight, discounts, etc.).

Our historical operating results reflect the cyclical and sometimes volatile nature of the chemical, metals and ammunition industries. We experience cycles of fluctuating supply and demand in each of our business segments, particularly in the Chlor Alkali Products division, which results in changes in selling prices. Periods of high demand, tight supply and increasing operating margins tend to result in increased capacity and production until supply exceeds demand, generally followed by periods of oversupply and declining prices. The industry build cycle, and its impact on industry pricing, has been most pronounced in our Chlor Alkali Products segment. For example, in 1995 and 1996, the chlor alkali industry was very profitable due to a tight supply/demand balance, which resulted in both higher operating rates and higher ECU prices. Higher profits led to reinvestment to expand capacity. This new capacity became operational in 1998 and 1999, resulting in industry over-capacity. This imbalance was exacerbated by falling demand as a result of the Asian financial crisis. The supply/demand imbalance resulted in both lower operating rates and lower ECU prices, and in 1999, many chlor alkali producers had operating losses. The supply/demand balance improved due to improved economic conditions in 2000 compared to 1999, and ECU prices increased in 2000 compared to 1999. As the U.S. and world economies deteriorated in 2001 and through the first half of 2002, the chlor alkali industry again experienced a period of oversupply because of lower industry demand for both chlorine and caustic.

Price in the chlor alkali industry is a major supplier selection criterion. We have little or no ability to raise prices in this large commodity market absent a general price increase throughout the chlor alkali industry. Decreases in the average selling prices of our products could have a material adverse effect on our profitability. For example, assuming all other costs remain constant, a $10 change in our ECU netback causes a corresponding $11 million increase or decrease in our annual revenues and pre-tax profits, when we are operating at full capacity. While we strive to maintain or increase our profitability by reducing costs through improving production efficiency, by emphasizing higher margin products and by controlling selling and administration expenses, we cannot assure you that these efforts will be sufficient to offset fully the effect of changes in pricing on operating results.

Because of the cyclical nature of our businesses, we cannot assure you that pricing or profitability in the future will be comparable to any particular historical period, including the most recent period shown in our operating results. We cannot assure you that the chlor alkali industry will not experience adverse trends in the future or that our operating results and/or financial condition will not be adversely affected by them.

Our Metals and Winchester segments are also subject to changes in operating results as a result of cyclical pricing pressures, but to a lesser extent than the Chlor Alkali Products segment. We generally pass changes in prices for copper and other metals along to our customers as part of the negotiated price of the finished product in most of our Metals segment product lines. However, our Metals segment experiences manufacturing or pricing pressure with respect to its conversion charges, and we cannot assure you that adverse trends in pricing and margins will not affect operating results in the future. Similarly, selling prices of ammunition are affected by changes in raw material costs and customer demand, and declines in average selling prices of our Winchester segment could adversely affect our profitability.

Indebtedness—Our indebtedness could adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our obligation under our indebtedness.

As of September 30, 2002, we have approximately $330 million of indebtedness outstanding, excluding our guarantee of $97.5 million of indebtedness of our Sunbelt joint venture. This does not include the $140 million of available lines of credit on which we had $120 million available on that date. As of September 30, 2002, our indebtedness represented 41% of our total capitalization.

Our indebtedness could adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our obligations under our indebtedness. Despite our level of indebtedness, our senior credit facility and our existing indentures permit us to borrow additional money. If we borrow more money, as we intend to do in order to grow our business, the risks related to our indebtedness could be increased significantly.

Debt Service—We may not be able to generate sufficient cash to service our debt, which may require us to refinance our indebtedness or default on our scheduled debt payments.

Our ability to generate cash depends on many factors beyond our control. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. We cannot assure you that our business will generate sufficient cash flow from operations. If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations.

After taking into consideration our interest-rate swaps which convert our fixed rate debt to a variable rate, at September 30, 2002 approximately 43% of our indebtedness bears interest at variable rates that are linked to short-term interest rates. If interest rates rise, our costs relative to those obligations would also rise.

Imbalance in Demand for Our Chlor Alkali Products—A loss of customers for our chlorine or caustic soda could cause an imbalance in demand for these products, which could have an adverse affect on our results of operations.

Chlorine and caustic soda are produced simultaneously and in a fixed ratio of 1.0 ton of chlorine to 1.1 tons of caustic soda. The loss of a substantial chlorine or caustic soda customer could cause an imbalance in demand for our chlorine and caustic soda products. An imbalance in demand may require us to reduce production of both chlorine and caustic soda or take other steps to correct the imbalance. Since we cannot store chlorine, we may not be able to respond to an imbalance in demand for these products as quickly or efficiently as some of our competitors. If a substantial imbalance occurred, we would need to reduce prices or take other actions that could have a negative impact on our results of operations and financial condition.

Competition—We face competition from other chemical, metals and ammunition companies, which could adversely affect our revenues and financial condition.

We are in active competition with companies producing the same or similar products, as well as, in some instances, with companies producing different products designed for the same uses. With respect to certain product groups, such as ammunition and copper alloys, and with respect to certain chlor alkali products, we are among the largest manufacturers or distributors in the United States. We encounter competition in price, delivery, service, securing and maintaining customers, performance, technology, product innovation and product recognition and quality, depending on the product involved. With respect to certain products, some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, these competitors may be better able to withstand a change in conditions within the industries in which we operate and throughout the economy as a whole. If we do not compete successfully, our business, financial condition and results of operations could be adversely affected.

Environmental Costs—We have ongoing environmental costs, which could also have a material adverse effect on our financial condition.

The nature of our operations and products, including the raw materials we handle, exposes us to the risk of liabilities or claims with respect to environmental matters. We have incurred, and will continue to incur, significant costs and capital expenditures in complying with these environmental laws and regulations.

The ultimate costs and timing of environmental liabilities are difficult to predict. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party could be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. We could incur significant costs, including cleanup costs, natural resources damages, civil or criminal fines and sanctions and third-party claims, as a result of past or future violations of, or liabilities under, environmental laws. In addition, future events, such as changes to or more rigorous enforcement of environmental laws, could require us to make additional expenditures, modify or curtail our operations and/or install pollution control equipment.

Cost Control—Our profitability could be reduced if we experience higher-than-expected raw material, utility, transportation or logistics costs, or if we fail to achieve our targeted cost reductions.

Our operating results and profitability are dependent upon our continued ability to control, and in some cases further reduce, our costs. If we are unable to do so, or if costs outside of our control, particularly our costs of raw materials, utilities, transportation and similar costs increase beyond anticipated levels, our profitability will decline.

Production Hazards—Our facilities are subject to operating hazards, which may disrupt our business.

We are dependent upon the continued safe operation of our production facilities. Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products and ammunition, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unexpected utility disruptions or outages, unscheduled downtime and environmental hazards. From time to time in the past, we have had incidents that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. Some of our products involve the manufacture and/or handling of a variety of explosive and flammable materials. Use of these products by our customers could also result in liability if an explosion, fire, spill or other accident were to occur. We cannot assure you that we will not experience these types of incidents in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations.

Tax Audits—We are currently subject to ongoing tax audits, which may result in additional tax payments.

We are currently subject to ongoing audits by the Internal Revenue Service in connection with our Federal tax returns for the years from 1992 to 2000; however, we have closed all tax years through 1991. Depending on the outcome of these audits, we may be required to pay additional taxes, and any additional taxes and related interest could be substantial. We have reserved amounts which we believe will be sufficient for any adverse outcome, but the actual amount of any such additional taxes and the timing of any such payments is uncertain.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. As we have no shares of preferred stock outstanding as of the date of this prospectus, no ratio of earnings to fixed charges and preferred dividends is presented.

	Nine Months Ended September 30, 2002	Years Ended December 31,
		2001	2000	1999	1998	1997
Ratio of earnings to fixed charges(1)	—	—	5.8x	2.0x	2.9x	5.1x

(1)	Income (loss) from continuing operations before taxes was insufficient to cover fixed charges by approximately $24.4 million for the nine months ended September 30, 2002 and by approximately $13.0 million for the year ended December 31, 2001.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated herein by reference, includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this prospectus, including the information incorporated herein by reference, that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “will,” “estimate” and variations of such words and similar expressions to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks, uncertainties and assumptions involved in our forward-looking statements include those discussed under the caption “Risk Factors” above and in our annual report on Form 10-K/A for the year ended December 31, 2001, which is incorporated by reference in this prospectus. You should consider all of our forward-looking statements in light of these factors. In addition, other risks and uncertainties not presently known to us or that we currently consider immaterial could affect the accuracy of our forward-looking statements.

OLIN CORPORATION

Olin Corporation is a Virginia corporation, incorporated in 1892, having its principal executive offices in Norwalk, Connecticut. We are a manufacturer concentrated in three business segments: Chlor Alkali products, Metals and Winchester®.

Chlor Alkali products, which represent 30% of 2001 sales, manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Metals products, which represent 49% of 2001 sales, include copper and copper alloy sheet, strip and foil, rod, welded tube, fabricated parts, metal packages and stainless steel strip. Winchester products, which represent 21% of 2001 sales, include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

Our common stock is listed and traded on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol “OLN”.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include additions to working capital, capital expenditures, stock repurchases, repayment of indebtedness and acquisitions.

DESCRIPTION OF DEBT SECURITIES

The following is a description of the terms of the unsecured debt securities, which may either be senior securities or subordinated securities and which we collectively refer to as the debt securities. The description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate.

The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you must refer to both the prospectus supplement relating thereto and to the following description.

Senior securities may be issued under an indenture, which we refer to as the Senior Indenture, between us and a commercial bank to be selected. Subordinated securities may be issued under an indenture, which we refer to as the Subordinated Indenture, between us and a commercial bank to be selected. The Senior Indenture and the Subordinated Indenture are collectively referred to as the Indentures. Copies of the Indentures have been filed as exhibits to the registration statement filed with the Commission. A commercial bank to be selected will serve as trustee for any series of senior securities which may be issued and a commercial bank to be selected will serve as trustee for any series of subordinated securities which may be issued. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures, including the definition therein of certain terms. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the Senior Indenture or the Subordinated Indenture, as applicable. In this description, references to “Olin,” “us” and “we” mean Olin Corporation alone and not any of our subsidiaries.

General

The Indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder. The debt securities may be issued in one or more series as may be authorized from time to time by us. You should read the applicable prospectus supplement for the following terms of the debt securities:

•	the type, total principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which such debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per year, which may be fixed or floating, at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

•	the times at which any such interest will be payable;

•	the currency or currencies or units of two or more currencies in which the debt securities are denominated and principal and interest may be payable, and for which the debt securities may be purchased, which may be in United States dollars, a foreign currency or currencies or units of two or more foreign currencies;

•	whether such debt securities are to be senior securities or subordinated securities;

•	any redemption or sinking fund terms or other specific terms;

•	any event of default or covenant with respect to the debt securities of a particular series, if not set forth herein; and

•	any other terms of such series, which terms will not be inconsistent with the provisions of the Subordinated Indenture or the Senior Indenture, as the case may be.

Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, will be payable and the debt securities will be transferable at the corporate trust office of the respective trustee, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto as it appears in the respective debt securities register.

The debt securities will be unsecured. Senior securities will have the same rank as all of our other unsecured and unsubordinated indebtedness. Subordinated securities will be subordinated and junior to certain of our present and future superior indebtedness. See “—Subordination of Subordinated Securities” below.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. No service charge will be made for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Special Federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies will be described in the applicable prospectus supplement.

Debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the Indentures and the debt securities will not afford holders of debt securities protection in the event of a highly leveraged transaction involving us.

Global Securities

Any series of debt securities issued under the Indentures may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole:

•	by the depositary for such global security to a nominee of such depositary,

•	by a nominee of such depositary to such depositary or another nominee of such depositary or

•	by the depositary or any nominee to a successor depositary or any nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (the “participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture governing such debt securities. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names,

•	will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form and

•	will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal of, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. Neither we, the trustee for such debt securities, any paying agent, nor the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of such debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by one or more global securities and, in such event, will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name. Individual debt securities of such series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Subordination of Subordinated Securities

The payment of the principal of, premium, if any, and interest on the subordinated securities, including sinking fund payments, if any, is subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all of our superior indebtedness. Superior indebtedness is defined as:

•	the principal of, premium, if any, and accrued and unpaid interest on, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed,

•	our indebtedness for money borrowed, other than the subordinated securities,

•	guarantees by us of indebtedness for money borrowed of any other person,

•	indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which we are responsible or liable, by guarantees or otherwise,

•	our obligations under any agreement relating to any interest rate or currency swap, interest rate cap, interest rate collar, interest rate future, currency exchange or forward currency transaction or any similar interest rate or currency hedging transaction, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed,

•	our obligations under any agreement to lease, or any lease of, any real or personal property which, in accordance with generally accepted accounting principles, is classified on our balance sheet as a liability, and

•	modifications, renewals, extensions and refundings of any such indebtedness, liability, obligation or guarantee;

unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liability, obligation or guarantee, or such modification, renewal, extension or refunding thereof, is not superior in right of payment to the subordinated securities. The prospectus supplement relating to any series of subordinated debt securities will specify any such exceptions to the definition of superior indebtedness applicable to such series.

No payment by us on account of principal of, premium, if any, or interest on the subordinated securities, including sinking fund payments, if any, may be made if any default or event of default with respect to any superior indebtedness shall have occurred and be continuing and, unless such default or event of default is the failure by us to pay principal or interest on any instrument constituting superior indebtedness, written notice thereof shall have been given to the trustee by us or to us and the trustee by the holders of at least 10% in principal amount of any kind or category of any superior indebtedness, or a representative or trustee on their behalf. We may resume payments on the subordinated securities, unless otherwise prohibited by the related indenture, if:

•	such default is cured or waived or

•	unless such default is a failure by us to pay principal or interest on any superior indebtedness, 120 days pass after the notice is given if such default is not the subject of judicial proceedings.

Upon any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on all superior indebtedness must be paid in full before the holders of subordinated securities are entitled to receive any payment, other than shares of stock or subordinated indebtedness provided by a plan of reorganization or adjustment. Subject to the payment in full of all superior indebtedness, the holders of the subordinated securities are to be subrogated to the rights of the holders of superior indebtedness to receive payments or distributions of our assets applicable to superior indebtedness until the subordinated securities are paid in full.

By reason of such subordination, in the event of insolvency, our creditors who are holders of superior indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated securities.

The Subordinated Indenture will not limit the amount of superior indebtedness or securities that may be issued by us or any of our subsidiaries.

Certain Covenants With Respect To Senior Securities

All debt securities issued under the Senior Indenture will be subject to the covenants described below.

Limitations on Liens.    (a) Neither we nor any Restricted Subsidiary will issue, assume or guarantee any Debt secured by a Mortgage upon any Principal Property or upon any shares of stock of any Restricted Subsidiary without effectively providing that the senior securities, together with, if we so determine, any other indebtedness or obligation then existing or thereafter created, ranking equally with or prior to the senior securities, shall be secured equally and ratably with, or, at our option, prior to, such Debt so long as such Debt shall be so secured, except that this restriction will not apply to:

(1)	Mortgages existing on the date of the Senior Indenture;

(2)	Mortgages affecting property of a corporation existing at the time it becomes a Restricted Subsidiary or at the time it is merged into or consolidated with us or a Restricted Subsidiary;

(3)	Mortgages

•	on property existing at the time of acquisition thereof,

•	to secure payment of all or part of the purchase price thereof,

•	to secure Debt incurred prior to, at the time of or within 24 months after such acquisition for the purpose of financing all or part of the purchase price thereof or

•	assumed or incurred in connection with the acquisition of property;

(4)	Mortgages on property to secure all or part of the cost of repairing, altering, constructing, improving, exploring, drilling or developing such property, or to secure Debt incurred to provide funds for such purpose;

(5)	Mortgages in connection with non-recourse Debt;

(6)	Mortgages on current assets or other personal property, other than shares of stock or indebtedness of Subsidiaries, to secure loans maturing not more than one year from the date of the creation thereof or to secure any renewal thereof for not more than one year at any one time;

(7)	Mortgages which secure indebtedness owing by a Restricted Subsidiary to us or another Subsidiary;

(8)	Mortgages on property of any Restricted Subsidiary principally engaged in a financing or leasing business;

(9)	Mortgages which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business; and

(10)	any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any Mortgage referred to in the foregoing or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not, with respect to Mortgages referred to in clauses (1) through (4) above, exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced, plus improvements on such property.

(b)  Notwithstanding the above provisions, we and any one or more Restricted Subsidiaries may, without securing the senior securities, issue, assume or guarantee Debt secured by Mortgages which would not be permitted by the immediately preceding paragraph in an aggregate amount which, together with:

•	the aggregate principal amount of all of our other Debt and Debt of our Restricted Subsidiaries that would not be permitted under the immediately preceding paragraph and

•	the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under this covenant or the proceeds of which have been applied in accordance with clause (a)(2) of the covenant described below under “—Sale and Lease-Back Transactions” to the retirement of long-term indebtedness)

does not at the time exceed 10% of Consolidated Net Tangible Assets.

(c)  For purposes of this covenant and the covenant described below under “—Sale and Lease-Back Transactions”, the following are not considered Debt secured by a Mortgage:

•	the sale or other transfer of any interest in property of the character commonly referred to as a “production payment” and

•	Mortgages in favor of governmental bodies to secure advance, progress or other payments pursuant to any contract or statute or indebtedness incurred for the purpose of financing the purchase price or cost of constructing or improving the property subject thereto to such Mortgage.

Limitation on Sale and Lease-Back Transactions.    (a) We will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property, except for temporary leases for terms of not more than three years or between us or a Subsidiary and a Restricted Subsidiary, title to which property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (such transaction, a “Sale and Lease-Back Transaction”), unless the proceeds of any such sale are at least equal to the fair value, as determined by our board of directors, of such property and either:

(1)	we or such Restricted Subsidiary would be entitled to incur, assume or guarantee Debt secured by a mortgage on the Principal Property to be leased without equally and ratably securing the senior securities or

(2)	we apply an amount equal to the fair value of the property so leased to the retirement, within 90 days of the effective date of any such Sale and Lease-Back Transaction, of our long-term indebtedness which ranks prior to or on a par with the senior securities.

Sale and Lease-Back Transactions do not include arrangements with governmental bodies entered into for the purpose of financing the purchase price or the cost of constructing or improving the property subject thereto.

(b)  Notwithstanding the provisions of the preceding paragraph (a), we or any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction which would not be permitted under the immediately preceding paragraph if the amount of the Attributable Debt in respect of such Sale and Lease-Back Transaction, together with:

(1)	all of our Debt and Debt of our Restricted Subsidiaries secured by a Mortgage on Principal Property or shares of stock of any Restricted Subsidiary and not permitted under paragraph (a) of the covenant described under “—Limitations on Liens” and

(2)	all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted because we would be entitled to incur, assume or guarantee Debt secured by a Mortgage on the Principal Property to be leased without equally and ratably securing the senior securities and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with clause (2) of the immediately preceding paragraph (a));

does not at the time exceed 10% of Consolidated Net Tangible Assets.

Certain Definitions

“Attributable Debt” means, as of any particular time, the present value, discounted at a rate per year equal to the weighted average of the interest rate(s) of the senior securities or, in the case of Original Issue Discount debt securities, the Yields to Maturity, compounded semi-annually, of the obligation of a lessee for rental payments, not including amounts payable by the lessee for maintenance, property taxes and insurance, due during the remaining term of any lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Consolidated Net Tangible Assets” means the total amount of assets after deducting therefrom:

•	all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and

•	unamortized Debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, all as shown on our latest audited consolidated financial statements at the time of the determination.

“Debt” means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, issued, assumed or guaranteed by us.

“Mortgage” means any mortgage, lien, pledge or other encumbrance issued, assumed or guaranteed by us.

“Principal Property” means any of our properties or plants or the properties or plants of any Restricted Subsidiary primarily used for the manufacture of products and located within the United States or its territories or possessions, except any such property or plant which our board of directors by resolution declares is not of material importance to the total business conducted by us and our Subsidiaries as an entity.

“Restricted Subsidiary” means:

•	any Subsidiary which owns or leases, directly or indirectly, a Principal Property and

•	any Subsidiary which owns, directly or indirectly, any stock or indebtedness of a Restricted Subsidiary;

except that a Restricted Subsidiary shall not include:

•	any Subsidiary engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company or

•	any Subsidiary:

•	which conducts substantially all of its business outside the United States and its territories and possessions or

•	the principal assets of which are stock or indebtedness of corporations which conduct substantially all of their business outside the United States and its territories and possessions.

“Subsidiary” means any corporation, association or other business entity of which more than 50%, by number of votes, of the Voting Stock is at the time directly or indirectly owned by us.

“Voting Stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or persons performing similar functions).

Events of Default, Notice and Waiver

The following events will be “Events of Default” with respect to a series of debt securities issued under an indenture:

(a)	failure to pay interest or a sinking fund installment, if any, on such series for 30 days or to pay the principal of or premium, if any, on such series when due, whether at maturity, upon redemption, by declaration or otherwise;

(b)	failure to perform any other covenants in such indenture for 60 days after notice;

(c)	certain events of bankruptcy, insolvency or reorganization; and

(d)	any other event that may be added as an Event of Default with respect to a series of debt securities to the extent described in the related prospectus supplement.

An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

If an Event of Default described under (a) or (d) in the second preceding paragraph shall have occurred and is continuing with respect to any series of debt securities, unless the principal of all the debt securities of such series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount or, if original issue discount securities, such portion of the principal amount as specified in such series of debt securities, of all debt securities of such series immediately due and payable.

If an Event of Default described under (b) or (c) in the third preceding paragraph shall have occurred and is continuing, unless the principal amount of all the debt securities of all series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of all debt securities then outstanding may declare the principal amount or, if any series are original issue discount securities, such portion of the principal amount as specified in such series, of all debt securities then outstanding immediately due and payable.

Each of the Indentures provides that the trustee under such indenture shall, within 90 days after the occurrence of a default with respect to a series of debt securities under such indenture, give to the holders of the debt securities in such series notice of all uncured defaults with respect to such series known to it; provided, however, that, except in the case of default in the payment of principal of or premium, if any, or interest or the making of any sinking fund payment on any of the debt securities in such series, the trustee shall be protected in withholding such notice if it in good faith determines that it is in the interest of the holders of such series.

Any event of default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the Outstanding debt securities, as defined in the Indentures, of such series or of all the Outstanding debt securities, as the case may be, except in each case a failure to pay principal of, premium, if any, or interest on such debt security.

Each of the Indentures includes a covenant that we file with the trustee annually a certificate of no default or specifying that a default has occurred.

Modification of the Indentures

Each of the Indentures and the rights of holders of debt securities thereunder may be modified by us and the respective trustee with the consent of the holders of not less than 66 2/3% of the aggregate principal amount of all series of debt securities under such indenture then outstanding and affected thereby, voting as one class; provided, however, that no such modification shall extend the fixed maturity of any debt securities, or reduce the principal amount thereof or any premium thereon or the amount of any sinking fund payment, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the percentage required for modification, without the consent of the holder of each debt security so affected.

Each of the Indentures provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	evidence the assumption by a successor corporation of our obligations,

•	add covenants for the protection of the holders of debt securities,

•	cure any ambiguity or correct any inconsistency in either of the Indentures,

•	establish the form or terms of debt securities of any series,

•	modify or amend either of the Indentures to permit the qualification of indentures supplemental thereto, and

•	provide for the issuance under either of the Indentures of debt securities in coupon form exchangeable with debt securities issued under the Indentures.

Consolidation, Merger and Sale of Assets

Each of the Indentures provides that we may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any Person, as defined in each of the Indentures, unless:

•	the successor corporation shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest on all the debt securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation, and

•	the successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

Satisfaction and Discharge of the Indentures and Defeasance

Each of the Indentures will be discharged upon cancellation of all the debt securities issued thereunder or, with certain limitations, upon deposit with the respective trustee of funds sufficient for the payment or redemption thereof.

In addition, the Senior Indenture provides that we, at our option:

(a)	will be discharged from any and all obligations in respect of the senior securities of a series, except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust or

(b)	need not comply with certain restrictive covenants of such indenture, including those described under “—Certain Covenants With Respect To Senior Securities,”

in each case if we deposit, in trust with the trustee or the Defeasance Agent, as defined in the Senior Indenture, money or U.S. Government Obligations, as defined in the Senior Indenture, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, of, and interest and premium, if any, on, the senior securities of such series on the dates such payments are due in accordance with the terms of such senior securities. To exercise any such option, we are required to deliver to the trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the senior securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) of this paragraph, such opinion shall be accompanied by a private letter ruling to that effect received from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service.

The Trustees

We may maintain banking and other commercial relationships with the trustees and their affiliates in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

The following statements with respect to our capital stock are subject to the detailed provisions of our Restated Articles of Incorporation, which we refer to in this prospectus as the Articles of Incorporation and our by-laws, as amended, which we refer to in this prospectus as the by-laws. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles of Incorporation, by-laws and the rights agreement, dated as of February 27, 1996, between us and Chemical Mellon Shareholder Services, LLP, now known as Mellon Investor Services LLC, which we refer to as the Olin rights agreement, each of which has been filed as an exhibit to our Annual Report on Form 10-K/A for the year ended December 31, 2001. See “Available Information” on page 24 and “Incorporation of Certain Documents by Reference” on page 24.

General

Our authorized stock consists of 120,000,000 shares of common stock, par value $1 per share, and 10,000,000 shares of preferred stock, par value $1 per share, issuable in series. On October 31, 2002, there were approximately 57,330,111 shares of common stock and no shares of preferred stock outstanding. As of October 31, 2002, our board of directors had designated 250,000 shares of series A participating cumulative preferred stock of which no shares were outstanding. These shares were designated in connection with the adoption of the Olin rights agreement.

Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which a prospectus supplement may relate. Specific terms of any series of the preferred stock offered by a prospectus supplement will be described in the prospectus supplement relating to such series of the preferred stock. The description set forth below is subject to and qualified in its entirety by reference to the articles of amendment to the Articles of Incorporation establishing a particular series of the preferred stock which will be filed with the Commission in connection with the offering of any series of preferred stock.

General.    Under the Articles of Incorporation, our board of directors is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in articles of amendment to the Articles of Incorporation providing for the issue thereof adopted by our board of directors or a duly authorized committee thereof. We may amend from time to time our Articles of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the outstanding shares of common stock, and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class without regard to series.

The preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the title and liquidation preference per share of such preferred stock and the number of shares offered;

•	the price at which such preferred stock will be issued;

•	the dividend rate, or method of calculation of dividends, the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

•	any redemption or sinking fund provisions of such preferred stock;

•	any conversion provisions of such preferred stock and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions in the event of a liquidation with our outstanding preferred stock and each other series of the preferred stock.

Dividend Rights.    Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board of directors or a duly authorized committee thereof. Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the prospectus supplement relating thereto. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment day will be lost, and we shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

If the prospectus supplement so provides, no full dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with or junior to any other series of preferred stock for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on such other series of preferred stock for the then-current dividend payment period and, if such other preferred stock is cumulative, all other dividend payment periods terminating on or before the date of payment of such full dividends.

If the prospectus supplement so provides, when dividends are not paid in full upon any series of the preferred stock and any other preferred stock ranking on a parity as to dividends with such series of the preferred stock, all dividends declared upon such series of the preferred stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the preferred stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of the preferred stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative preferred stock, accumulations, if any, in respect of prior dividend payment periods, on all outstanding shares of any series of the preferred stock have been paid, no dividends, other than in shares of common stock or another stock ranking junior to such series of the preferred stock as to dividends and upon liquidation, will be declared or paid or set aside for payment or other distributions made upon our common stock or any of our other stock ranking junior to the preferred stock as to dividends. If the prospectus supplement so provides, no common stock or any of our other stock ranking junior to or on a parity with such series of the preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock, by us, except by conversion into or exchange for our stock ranking junior to such series of the preferred stock as to dividends and upon liquidation.

The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

Each series of preferred stock will be entitled to dividends as described in the prospectus supplement relating to such series, which may be based upon one or more methods of determination. Different series of the preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

Rights Upon Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, liquidating distributions in the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, the amounts payable with respect to the preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

Redemption.    A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and the redemption prices and for the types of consideration set forth in the prospectus supplement relating to such series.

The prospectus supplement relating to a series of preferred stock which is subject to mandatory redemption shall specify the number of shares of such series of preferred stock which shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

Conversion Rights.    The prospectus supplement for any series of the preferred stock will state the terms, if any, on which shares of that series are convertible into shares of common stock or another series of our preferred stock. The preferred stock will have no preemptive rights.

Voting Rights.    Except as indicated below or in the prospectus supplement relating to a particular series of preferred stock, or except as expressly required by applicable law, a holder of the preferred stock will not be entitled to vote. Except as indicated in the prospectus supplement relating to a particular series of preferred stock, in the event we issue shares of any series of preferred stock, each such share will be entitled to one vote on matters on which holders of such series of the preferred stock are entitled to vote.

The affirmative vote or consent of the holders of a majority of the outstanding shares of any series of preferred stock, unless our board of directors establishes a higher amount, voting as a separate class, will be required for any amendment of the Articles of Incorporation which changes any rights or preferences of such series of preferred stock.

In addition to the foregoing voting rights, under Virginia law as now in effect, the holders of the preferred stock will have the voting rights set forth under “—General” above, with respect to amendments to the Articles of Incorporation which would increase the number of authorized shares of our preferred stock.

Transfer Agent and Registrar.    The transfer agent, registrar and dividend disbursement agent for a series of the preferred stock will be selected by us and be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect members of our board of directors or to vote on any other matter.

Rights Agreement

We have adopted a shareholder rights plan pursuant to a rights agreement with Chemical Mellon Shareholder Services, LLP, now known as Mellon Investor Services LLC, as rights agent. The following description of the rights agreement is subject in its entirety to the terms and conditions of the Olin rights agreement. You should read the Olin rights agreement carefully. See “Incorporation of Certain Documents By Reference”.

Under the Olin rights agreement, rights attach to each share of common stock outstanding and, when exercisable, entitle the registered holder to purchase from us one-one thousandth of a share of our series A participating cumulative preferred stock, par value $1.00 per share, at a purchase price of $240 per one-one thousandth of a share, subject to adjustment, or the “purchase price”. Our board of directors, at its option, can issue in substitution for the series A participating cumulative preferred stock, common stock in an amount per share of series A participating cumulative preferred stock equal to 1,000, subject to adjustment, if there is a sufficient number of shares of common stock authorized, but unissued. Until the distribution date referred to below occurs, the rights are attached to and do not trade separately from our common stock. Until a right is exercised, holding a right will not give the holder any rights as a shareholder, such as the right to vote or receive dividends.

Distribution Date.    The rights will not be exercisable until the close of business on the distribution date, which is the earlier to occur of:

•	such time as we learn that a person or group, including any affiliate or associate of such person or group, has become the beneficial owner of more than 15% of the common stock then outstanding (such person or group being an “acquiring person”), unless provisions preventing accidental triggering of the rights apply or

•	the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any person, other than us, our subsidiaries or our employee benefit plans, or any person holding shares of common stock for or pursuant to the terms of any such employee benefit plan, for shares of the outstanding common stock, if upon consummation of such tender or exchange offer such person could be the beneficial owner of more than 15% of the outstanding shares of common stock.

Triggering Event and Effect of a Triggering Event.    In the event we are acquired in a merger or other business combination by an acquiring person or an associate or affiliate of an acquiring person that is not a publicly traded entity or 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an acquiring person or an associate or affiliate of an acquiring person that is not a publicly traded entity, each right will entitle its holder (subject to the next paragraph) to purchase, at the purchase price, at such holder’s option:

•	the number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be Olin) which at the time of the transaction would have a book value of twice the purchase price

•	that number of shares of such entity which at the time of the transaction would have a book value of twice the purchase price or

•	if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the purchase price.

Any rights that are at any time beneficially owned by an acquiring person (or any affiliate or associate of an acquiring person) will be null and void and nontransferable and any holder of any such right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such right.

Expiration Date and Redemption and Exchange.    The rights will expire on February 27, 2006, unless the rights are earlier redeemed or exchanged by us, in each case as summarized below.

At any time prior to the earlier of (1) a person or group becoming an acquiring person or (2) the expiration date our board of directors may redeem the rights in whole, but not in part, at a redemption price in cash of $.01 per right or may exchange the rights in whole, but not in part, for common stock or other securities of ours deemed by our board of directors to be at least equivalent in value, of $.01 per right, subject to adjustment, or amend the terms of the rights, in each case without the consent of the holders of the rights, at such time, on such basis and with such conditions as our board of directors may establish. However, no amendment may decrease the redemption price of the rights or provide for an earlier expiration date of the rights.

Amendments.    At any time prior to a distribution date, we may amend the Olin rights agreement without the approval of any holder of rights, but no supplement or amendment to the Olin rights agreement can be made that reduces the redemption price, except as required by the Olin rights agreement, or provides for an earlier expiration date. From after the time the rights become exercisable, we may amend the rights agreement without the approval of any holders of rights to:

•	cure any ambiguity or to correct or supplement any provision contained in the rights agreement which might be defective or inconsistent with any other provision of the rights agreement or

•	make any other provisions in regard to matters or questions arising under the rights agreement which we might find necessary or desirable and will not adversely affect the interests of the holders of rights, other than those of an acquiring person or an affiliate or associate of an acquiring person.

Purpose and Effect of Rights.    The rights plan is designed to protect our shareholders in the event of unsolicited offers to acquire Olin and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent shareholder interests. The provisions of the rights plan may render an unsolicited takeover of Olin more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our shareholders. The rights should not interfere with any merger or other business combination approved by our board of directors since we can redeem the rights as described above.

Series A Participating Cumulative Preferred Stock.    Shares of our series A participating cumulative preferred stock may only be purchased after the rights have become exercisable, and each share of the series A participating cumulative preferred stock:

•	is nonredeemable;

•	will have a preferential dividend in an amount equal to 1,000 times any dividend declared on each share of common stock;

•	in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of $0.01 per share or 1,000 times the payment made per share of common stock;

•	will have 1,000 votes and, except as otherwise provided by applicable law, will vote, voting together with the common stock and any other capital stock with general voting rights; and

•	in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

The rights of our series A participating cumulative preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Virginia Law and Certain Other Provisions

Antitakeover Statutes.    We have opted out of the Virginia anti-takeover law regulating “control share acquisitions”. Under that Virginia statute, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or by-laws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or by-laws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. Virginia law grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

Under the Virginia anti-takeover law regulating “affiliated transactions”, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent.

Shareholder Action by Written Consent.    Virginia law provides that any action that may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting by unanimous written consent of the shareholders who would be entitled to vote on the action.

Common Stock

Holders of common stock are entitled to dividends as declared by our board of directors from time to time after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders and may not cumulate votes for the election of directors. Holders of common stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of our business, holders of common stock are entitled to receive pro rata all our remaining assets available for distribution, after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all our debts and liabilities.

The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

Certain Provisions of the Articles of Incorporation and By-laws

Our board of directors consists of three classes as nearly equal in number as possible, each of which serves for three years with one class being elected each year. The total number of directors may not exceed 18. Our board of directors currently consists of eight directors, but the number of directors may be increased to any number, not more than eighteen directors, or decreased to any number, not less than three directors, by amendment of the by-laws. Special meetings of shareholders may be called only by our board of directors, the chairman of the board, president or the holders of a majority of the shares entitled to vote at the special meeting. Directors may be removed only with cause, and vacancies on our board of directors, including any vacancy created by an increase in the number of directors, may be filled by a plurality of the votes cast by the shares entitled to vote in the election of directors or by a majority of the directors remaining in office, even though less than a quorum. If our board of directors fills a vacancy, the director’s term expires at the next shareholders’ meeting at which directors are elected. The by-laws require that advance notice of nominees for election as directors be made by a shareholder or shareholder proposals be given to our corporate secretary, together with certain specified information, no later than 90 days before the anniversary of the immediately preceding annual meeting of shareholders. The provisions of the Articles of Incorporation and by-laws described above may, in certain circumstances, make more difficult or discourage a takeover of our business.

Amendments to the Articles of Incorporation

Under Virginia law, unless a Virginia corporation’s articles of incorporation provide for a greater or lesser vote, amendments of the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists.

Our articles of incorporation provide that any amendment to our articles of incorporation shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting an amendment or restatement to the shareholders our board of directors shall require a greater vote.

Amendments to the By-laws

Under Virginia law, a corporation’s shareholders or board of directors may amend or repeal by-laws, except to the extent that the corporation’s articles of incorporation or Virginia law reserve the power exclusively to the shareholders. A corporation’s shareholders may amend or repeal by-laws even though the by-laws may also be amended or repealed by its board of directors.

Virginia law expressly addresses an amendment or repeal of a by-law provision that fixes a greater quorum or voting requirement for the board of directors than the quorum or voting requirement fixed by Virginia law. If the shareholders originally adopted the provision, only they may amend or repeal it. If the board of directors originally adopted the provision, either the shareholders or the board of directors may amend or repeal it.

A by-law adopted or amended by the shareholders that fixes a greater quorum or voting requirement for the board of directors may provide that it may be amended or repealed only by a specified vote of either the shareholders or the board of directors.

Our by-laws may be altered, amended or repealed by our board of directors, subject to the power of the shareholders to alter or repeal the by-laws made by the board of directors at any annual or special meeting of the shareholders.

DESCRIPTION OF SECURITIES WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such securities. Each series of warrants will be issued under a separate warrant agreement (a “Securities Warrant Agreement”) to be entered into between us and a bank or trust company, as warrant agent (a “Securities Warrant Agent”) all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The Securities Warrant Agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered thereby for the terms of such warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the designation, number of shares, stated value and terms, including, without limitation, liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire (an “Expiration Date”);

•	the United States Federal income tax consequences applicable to such warrants; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock or common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the Expiration Date, or such later date to which such Expiration Date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of such warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or a limited number of institutional purchasers; or

•	through agents.

The prospectus supplement with respect to the securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents, the price of the securities and the net proceeds to us from such sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or agents to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a dealer is utilized in the sale of any securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

Securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part, with respect to the securities offered hereby. For further information with respect to the securities and our business reference is made to such registration statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents (file no. 1-1070):

•	our annual report on Form 10-K/A for the fiscal year ended December 31, 2001, filed with the SEC on August 13, 2002;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed with the SEC on May 14, 2002, August 13, 2002 and November 13, 2002, respectively;

•	our definitive proxy statement filed with the SEC on March 6, 2002; and

•	our current reports on Form 8-K, filed on January 10, 2002, May 8, 2002, May 9, 2002 and September 27, 2002.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after December 19, 2002 and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference containing important business and financial information about us that is not included or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus, other than certain exhibits to such documents. Copies of the Indentures summarized above are also available upon request. Requests for all such copies should be directed to Secretary, Olin Corporation, 501 Merritt 7, P.O. Box 4500, Norwalk, Connecticut 06856 (Telephone: (203) 750-3000).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Hunton & Williams, Richmond, Virginia. Certain legal matters in connection with offerings of the securities may be passed upon for us by George H. Pain, Esq., Vice President, General Counsel and Secretary of the Company. Cravath, Swaine & Moore, New York, New York may also act as counsel for us and in certain cases may represent the underwriters of any securities. Mr. Pain and Cravath, Swaine & Moore may rely as to matters of Virginia law upon the opinion of Hunton & Williams. Each of Cravath, Swaine & Moore and Hunton & Williams has in the past represented and continues to represent us in other matters on a regular basis.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 incorporated by reference herein have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Chase Industries Inc., incorporated in this prospectus by reference to Olin’s current report on Form 8-K dated September 27, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.